UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 26, 2005

PLURISTEM LIFE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

001-31392

(Commission File Number)

98-0351734

(IRS Employer Identification No.)

MATAM Advanced Technology Park, Building No. 20, Haifa, Israel 31905

(Address of principal executive offices and Zip Code)

011-972-4-850-1080

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 26, 2005, Shai Meretzki resigned as the Registrant's Chief Executive Officer and Zami Aberman was appointed as the Chief Executive Officer of the Registrant.

Zami Aberman has 20 years of Experience in Marketing and Management in the Hi-Tech Industry. He held Chief Executive and Chairman positions in Israel, the USA, Europe, Japan and Korea. He operated within high-tech global companies in the fields of Automatic Optical Inspection, network security, Video over IP, software, chip design and robotic markets. Mr. Aberman serve as the chairman of Rose Hitech Ltd., a private investment company; as chairman of VLScom Ltd., a private company specializing in video compression for HDTV and video over IP and as a director of Ori Software Ltd., involved in data management. Before those positions he served as the President and CEO of Elbit Vision Systems), a public company traded on the OTCBB market (EVSNF.OB) which supplies inspection systems for the microelectronic industry. As well, Mr. Abermam served as President and CEO of Netect Ltd specializing in the field of Internet security software, he was the Co-Founder, President and CEO of “Associative computing Ltd, developing an associative parallel processor for real-time video processing, he served as chairman of Display Inspection Systems Inc specializing in laser based inspection machines and he served as President and CEO of Robomatix Technologies Ltd, a public company (RBMXF.OB).

In 1992, Mr. Aberman was awarded the Rothschild Prize for excellence in his field from the President of the State of Israel. Aberman holds a B.Sc. in Mechanical Engineering from Ben Gurion University in Israel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLURISTEM LIFE SYSTEMS, INC.

/s/ Shai Meretzki

Chief Executive Officer

Date: September 26, 2005